Exhibit 2.2

Assurant, Inc.

28 Liberty Street, 41st Floor

New York, New York 10005

Attention:    Carey Roberts

Email:          carey.roberts@assurant.com

Spartan Merger Sub, Ltd.

c/o Assurant, Inc.

28 Liberty Street, 41st Floor

New York, New York 10005

Attention:    Carey Roberts

Email:          carey.roberts@assurant.com

TWG Holdings Limited

c/o The Warranty Group

175 W. Jackson Blvd.

Chicago, Illinois 60604

Attention:     Diana M. Chafey

Email:          Diana.Chafey@Thewarrantygroup.com

TWG Re, Ltd.

c/o The Warranty Group

175 W. Jackson Blvd.

Chicago, Illinois 60604

Attention:    Diana M. Chafey

Email:          Diana.Chafey@Thewarrantygroup.com

Copies to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:    John M. Schwolsky

  Laura L. Delanoy

Email:          jschwolsky@willkie.com

  ldelanoy@willkie.com

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention:    Sven G. Mickisch

  Jon A. Hlafter

Email:          sven.mickisch@skadden.com

  jon.hlafter@skadden.com

May 31, 2018

    Reference is made to that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 8, 2018, by and among Assurant, Inc., a Delaware corporation (“Purchaser”), Spartan Merger Sub, Ltd., a Bermuda exempted limited liability company and a direct wholly-owned subsidiary of Purchaser (“Merger Sub”), TWG Holdings Limited, a Bermuda limited company (“TWG” and, together with Purchaser, Merger Sub and TWG Re, Ltd., the “Parties”), Arbor Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of TWG (solely for purposes of Article III and Article VIII thereof), and TWG Re, Ltd., a corporation incorporated in the Cayman Islands. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement. Pursuant to the terms of the Merger Agreement (including Section 1.06 and Section 8.02 thereof), the Parties hereby agree as follows:

1.	Notwithstanding anything to the contrary set forth in the Merger Agreement, subject to the prior satisfaction or waiver (to the extent permitted by applicable Laws) of the conditions set forth in Article VI of the Merger Agreement (other than any such conditions that are to be satisfied at the Closing, but subject to satisfaction or waiver (to the extent permitted by applicable Law) thereof at the Closing), the Closing shall take place on May 31, 2018 at the offices of Willkie Farr & Gallagher LLP in New York, New York at 11:00 a.m. local time.

2.	For the avoidance of doubt, all references to the “Closing Date” in the Merger Agreement shall refer to May 31, 2018.

3.	Notwithstanding anything to the contrary set forth in the Merger Agreement, the parties hereby agree that, for all purposes of the Merger Agreement, the “Purchaser Closing Stock Price” shall be an amount equal to $95.4762.

4.	The Parties hereby agree to amend the Merger Agreement as set forth in this Section 4.

a.	Section 1.07(c)(iii) of the Merger Agreement shall be amended and restated in its entirety as follows, with additions displayed textually in blue double underlined font:

“For the avoidance of doubt, and notwithstanding anything herein to the contrary, the parties agree that (A) the sum of (x) the aggregate cash amount payable to all TWG Ordinary Shareholders pursuant to Section 2.02(c)(i)(A) and (y) the Option Cash Payment Amount in the aggregate shall not exceed the Aggregate Cash Consideration (determined after giving effect to the adjustments set forth in Section 2.02(c)(iii), Section 2.02(e)(i), Section 2.02(e)(ii), Section 2.03 and Section 6.05), and (B) the sum of (x) aggregate number of Purchaser Common Shares to which all TWG Ordinary Shareholders are entitled to receive pursuant to Section 2.02(c)(i)(B) and (y) the aggregate number of Purchaser Common Shares to which all holders of TWG Options are entitled to receive pursuant to Section 2.02(c)(ii) in the aggregate shall not exceed the Aggregate Share Consideration Number (determined after giving effect to the adjustments set forth in Section 2.02(c)(iii), the Stock Reduction Amount and the adjustments set forth in Section 2.03 and Section 6.05(b)).”

b.	The first sentence of Section 2.02(c)(ii) of the Merger Agreement shall be amended and restated in its entirety as follows, with additions displayed textually in blue double underlined font and deletions displayed textually in ~~red stricken through~~ font:

“each holder of any Net Specified TWG Options shall be entitled to receive: (A) in the case of any holder of any Net Specified TWG Options who is an Accredited Investor, (1) ~~(I)~~ the Fully Diluted Per Share Cash Consideration for each TWG Class B Share that is subject to the Net Specified TWG Options held by such holder immediately prior to the Effective Time ~~minus (II) the exercise price of each such Specified TWG Option~~, (2~~) (I~~) a number of duly authorized, validly issued, fully paid and nonassessable Purchaser Common Shares equal to (x) the Fully Diluted Per Share Stock Consideration multiplied by (y) the number of ~~TWG Class B Shares that are subject to the~~Net Specified TWG Options held by such holder immediately prior to the Effective Time ~~minus (II) if the exercise price for any such Specified TWG Option exceeds the Fully Diluted Per Share Cash Consideration allocable to such Specified TWG Option under in subclause (1)(I) of this clause (A) (after accounting for any applicable reduction pursuant to Section 2.02(c)(iii)), a number of Purchaser Common Shares equal in value, rounded up to the nearest whole share, to such excess amount (measuring the value of each Purchaser Common Share based on the Purchaser Closing Stock Price)~~ and (3) cash paid in lieu of fractional Purchaser Common Shares ~~(including any such fractional share that was not issued as a result of the rounding referenced in subclause (2)(II) of this clause (A))~~ in accordance with Section 2.05, and (B) in the case of any holder of any Net Specified TWG Options who is not an Accredited Investor, an amount in cash, without interest, equal to, with respect to each TWG Class B Share that is subject to the Net Specified TWG Options held by such holder immediately prior to the Effective Time, (1) ~~(I)~~ the Fully Diluted Per Share Cash Consideration plus ~~(II)~~2) the cash value of the ~~number of Purchaser Common Shares that such holder would have been entitled to receive under clause (A)(2) above if such holder were an Accredited Investor~~product of (x) the Fully Diluted Per Share Stock Consideration multiplied by (y) the number of Net Specified TWG Options held by such holder immediately prior to the Effective Time (measuring the value of the Purchaser Common Shares based on the Purchaser Closing Stock Price) ~~minus (2) the exercise price of each such Specified TWG Option~~, in each case of clauses (A) and (B), less any required withholding described in Section 2.02(g) (collectively, the consideration described in this Section 2.02(c)(ii), the “Option Consideration”).”

c.	Section 2.02(c)(iii) of the Merger Agreement shall be amended and restated in its entirety as follows, with additions displayed textually in blue double underlined font and deletions displayed textually in ~~red stricken through~~ font:

“notwithstanding the foregoing, the aggregate cash payment payable pursuant to Section 2.02(c)(ii)(B)(~~1)(II~~2) to the holders of any Net Specified TWG Options who are not Accredited Investors shall, on a pro rata basis, (A) correspondingly reduce the aggregate cash amount payable to the Pre-Closing TWG Holders pursuant to Section 2.02(c)(i)(A) and Section 2.02(c)(ii)(A)(1)~~(I)~~ and (B) correspondingly increase the number of Purchaser Common Shares issuable to the Pre-Closing TWG Holders pursuant to Section 2.02(c)(i)(B) and Section 2.02(c)(ii)(A)(2).”

d.	Section 2.02(e) of the Merger Agreement is hereby amended and restated in its entirety as follows, with additions displayed textually in blue double underlined font:

“(e) As used herein, “Aggregate Cash Consideration” means (1) $907,047,520 minus (2) the amount of the Net TWG Transaction Expenses, plus (3) the Adjustment Amount, if any, subject to the adjustments set forth in Section 2.02(e)(i), Section 2.02(e)(ii), Section 2.03 and Section 6.05, as applicable. As used herein, “Net TWG Transaction Expenses” means the amount of the TWG Transaction Expenses minus $12,164,835. At least two (2) Business Days prior to the anticipated Closing Date, TWG shall deliver to Purchaser a schedule setting forth the TWG Transaction Expenses through the Closing Date with supporting documentation and information reasonably satisfactory to Purchaser.”

e.	The definition of “Fully Diluted Per Share Cash Consideration” in the Merger Agreement shall be amended and restated in its entirety as follows, with additions displayed textually in blue double underlined font and deletions displayed textually in ~~red stricken through~~ font:

““Fully Diluted Per Share Cash Consideration” means the quotient obtained by dividing (a) the ~~sum of (i) the~~ Aggregate Cash Consideration ~~and (ii) the aggregate exercise price of all Specified TWG Options~~ by (b) the Fully Diluted TWG Share Number.”

f.	The definition of “Fully Diluted TWG Share Number” in the Merger Agreement shall be amended and restated in its entirety as follows, with additions displayed textually in blue double underlined font:

““Fully Diluted TWG Share Number” means the sum of (i) the number of TWG Ordinary Shares issued and outstanding immediately following the Reclassification and (ii) the number of TWG Class B

Shares subject to Net Specified TWG Options as of immediately prior to the Effective Time.”

g.	The definition of “TWG Transaction Expenses” is hereby amended by deleting the last sentence of such definition.

h.	The following defined terms shall be added to Section 8.13 of the Merger Agreement:

i.	““Net Specified TWG Options” means, with respect to any Specified TWG Option, (a) the total number of TWG Class B Shares subject to the Specified TWG Option less (b) a number of TWG Class B Shares determined by dividing the aggregate exercise price of such Specified TWG Options by the Per-Share Value.”

ii.	““Per-Share Value” means the quotient obtained by dividing (i) the sum of (a) the Aggregate Cash Consideration, (b) the product of the Aggregate Share Consideration Number and the Purchaser Closing Stock Price and (c) the aggregate exercise price of all Specified TWG Options by (ii) the Specified Fully Diluted TWG Share Number.

iii.	““Specified Fully Diluted TWG Share Number” means the sum of (i) the number of TWG Ordinary Shares issued and outstanding immediately following the Reclassification and (ii) the number of TWG Class B Shares subject to Specified TWG Options as of immediately prior to the Effective Time.”

5.	Item 1 of Section 5.01(b)(xiv) of the TWG Disclosure Letter is hereby deleted.

6.	The provisions of Article VIII of the Merger Agreement shall apply mutatis mutandis to this letter agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this letter agreement as of the date first written above.

Assurant, Inc.

By:	/s/ Richard Dziadzio
Name: Richard Dziadzio
Title: Chief Financial Officer

Spartan Merger Sub, Ltd.

By:	/s/ Richard Dziadzio
Name: Richard Dziadzio
Title: Director

TWG Holdings Limited

By:	/s/ Nelson Chai
Name: Nelson Chai
Title: President and Chief Executive Officer

TWG Re, Ltd.

By:	/s/ Nelson Chai
Name: Nelson Chai
Title: Director

[Signature Page to Letter Agreement]